Exhibit 99.1

Seahawk Drilling, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except par value)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,742	$19,370
Trade receivables, net	17,255	13,659
Due from Pride	1,441	1,441
Assets held for sale	14,899	14,550
Prepaid expenses and other current assets	5,598	29,086

Total current assets	41,935	78,106
Property and equipment, net	75,116	77,163
Other assets	4	1,444

Total assets	$117,055	$156,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,204	$14,691
Due to Pride	17,853	16,724
Short-term debt	18,114	17,900
Accrued expenses and other current liabilities	39,295	44,289

Total current liabilities	87,466	93,604
Other long-term liabilities	9,533	9,433

Total liabilities	96,999	103,037

Preferred stock, $0.01 par value, 10,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized; 12,032 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	121	121
Additional paid-in capital	489,983	481,955
Retained deficit	(470,048)	(428,400)

Total stockholders’ equity	20,056	53,676

Total liabilities and stockholders’ equity	$117,055	$156,713

The accompanying notes are an integral part of the consolidated financial statements.

Seahawk Drilling, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
	(Unaudited)
Revenues	$25,232	$25,272
Costs and expenses:
Operating costs, excluding depreciation and amortization	24,369	34,698
Depreciation and amortization	2,015	13,644
General and administrative, excluding depreciation and amortization	39,419	12,109
Gain on sales of assets, net	(1,126)	(2,244)

Loss from operations	(39,445)	(32,935)
Interest expense	(1,196)	(254)
Other expense, net	(796)	(342)

Loss before income taxes	(41,437)	(33,531)
Income tax expense (benefit)	211	(11,195)

Net Loss	(41,648)	(22,336)

Basic and diluted loss per share	$(3.38)	$(1.90)

Shares used in the computation of loss per share:
Basic and diluted	12,321	11,762

The accompanying notes are an integral part of the consolidated financial statements.

Seahawk Drilling, Inc.

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months ended
	March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net Loss	$(41,648)	$(22,336)
Adjustments to reconcile net loss to net cash from operating activities:

Depreciation and amortization	2,015	13,854
(Gain) Loss on sale of assets	(1,126)	(2,244)
Stock-based compensation	8,028	2,324
Deferred income taxes	—	(11,993)
Changes in assets and liabilities:
Trade receivables	(3,596)	7,834
Prepaid expenses and other current assets	23,488	(1,560)
Accounts payable	(2,487)	3,195
Due to Pride	1,129	(4,607)
Accrued expenses	(4,994)	(1,812)
Other	1,540	1,860

Net cash used in operating activities	(17,651)	(15,485)

Cash flows from investing activities	809	4,121

Net cash flows from financing activities:
Credit facility borrowing	214	6,400
Deferred financing cost	—	15

Net cash from financing activities	214	6,415

Decrease in cash and cash equivalents	(16,628)	(4,949)
Cash and cash equivalents, beginning of period	19,370	78,306

Cash and cash equivalents, end of period	$2,742	$73,357

The accompanying notes are an integral part of the consolidated financial statements.

Seahawk Drilling, Inc.

Notes to Consolidated Financial Statements

NOTE 1. BUSINESS AND BASIS OF PRESENTATION

Seahawk Drilling, Inc. (“we,” “our,” “us,” “Company” or “Seahawk”) owns a fleet of 20 jackup rigs which provide shallow water drilling services in the Gulf of Mexico. Seahawk is a Delaware corporation and was a wholly-owned subsidiary of Pride International, Inc. (“Pride”) until August 24, 2009 (the “Spin-off Date”).

Our accompanying unaudited consolidated financial statements include all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position at March 31, 2011 and the results of operations for the three months ended March 31, 2011 and 2010. The unaudited consolidated financial statements of Seahawk Drilling, Inc., as of and for the three month period ending March 31, 2011, have not been subject to a review in accordance with Statement on Auditing Standards No. 100, Interim Financial Information, by KPMG LLP (or any public accountant). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted. These consolidated financial statements should be read together with our consolidated financial statements and the notes thereto for the year ended December 31, 2010 included in the previously filed Form 8-K/A on July 8, 2011. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

In November 2010, we announced that our Board of Directors initiated a process to explore and consider possible strategic alternatives for enhancing shareholder value. These alternatives could include, but are not limited to, transactions involving a sale of assets, a recapitalization, or a sale or merger of Seahawk. The Board of Directors and its Finance Committee, which is comprised solely of independent directors, oversaw this process and Simmons & Company International was retained as financial advisor to assist and advise Seahawk.

Chapter 11 Reorganization

On February 11, 2011, the Company, and certain of its subsidiaries (collectively, the “Subsidiaries”, and together with the Company, the “Debtors”) filed voluntary petitions for relief (collectively, the “Bankruptcy Case”) under Chapter 11 (“Chapter 11”) of the Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”). The filing of petitions for relief under Chapter 11 of the Bankruptcy Code is hereinafter referred to as “Chapter 11 Proceedings.” The Debtors will continue to operate their businesses as “Debtors in Possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

At hearings held in February 2011, the Court granted final approval of the Debtors’ “first day” orders for authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. This relief generally was designed to preserve the value of the Debtors’ businesses and assets pending consummation of the Hercules Transaction (as defined and described below). Among other things, the Court authorized the Debtors to pay certain pre-petition claims relating to employees, suppliers, taxes, and lenders.

The Court approved the plan of reorganization (the “Plan”) on September 28, 2011, and its terms went effective on October 4, 2011. In accordance with the Plan, the Debtors’ remaining assets after the Hercules Transaction were transferred to a liquidating trust for the benefit of holders of allowed claims and equity interests. Since the effective date, a liquidating trustee has been charged with distributing available cash and/or Hercules shares to the trust beneficiaries according to the provisions of the Plan.

Some of the Company’s entities did not file voluntary petitions, primarily those involved with prior operations in Mexico. The future of those entities will be determined by their corporate governance and outside of the Chapter 11 Proceedings.

Debtor-in-Possession Financing

On February 11, 2011, the Company entered into a Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) with certain participating lenders (the “DIP Lenders”), pursuant to which the DIP Lenders agreed to a super-priority revolving secured credit facility of up to $35 million that bears interest at a floating per annum rate equal to the sum of 12% plus the higher of one-month LIBOR or 3%. The Debtors guaranteed the Company’s obligations under the DIP Credit Agreement. The obligations under the DIP Credit Agreement were secured by substantially all of the assets of the Debtors including all of their rigs. The DIP Credit Agreement contemplated that the Company may use funds loaned thereunder for the payment of (i) the Company’s outstanding obligations under the existing Revolving Credit Agreement and (ii) working capital expenses, operating costs, administrative expenses and certain employee severance benefits pursuant to an approved budget. On February 15, 2011, the Bankruptcy Court entered an interim order approving the DIP Credit Agreement, after which $25.8 million was drawn under the DIP Credit Agreement to 1) repay $18.1 million in principal, interest, and related fees outstanding and due under the Revolving Credit Facility, 2) pay $1.1 million in DIP administrative agent fees, and 3) fund $6.6 million in working capital expenses, operating costs, DIP interest, administrative expenses, and certain employee severance benefits.

The borrowings under the DIP Credit Agreement were restricted by amounts budgeted for weekly disbursements, subject to agreed budget variance amounts. Covenant restrictions included, but were not limited to, indebtedness; liens; investments, loans and advances; operations; leases; use of proceeds; sales of assets; mergers, consolidations, liquidations, and dissolutions; transactions with affiliates; negative pledge agreements; and certain bankruptcy matters. A final order approving the Company’s obligations under the DIP Credit Agreement was entered on March 11, 2011.

Seahawk Drilling, Inc.

Notes to Consolidated Financial Statements—(Continued)

NOTE 1. BUSINESS AND BASIS OF PRESENTATION (continued)

On April 27, 2011, the remaining $13.3 million and $0.2 million in outstanding principal and interest, respectively, and $1.6 million in exit fees were paid under the DIP Credit Agreement from the proceeds of the Hercules Transaction and the DIP Credit Agreement was terminated.

Wind Down Debtor-in-Possession Financing

On April 27, 2011, the Debtors entered into a Debtor-in-Possession Loan, Security and Guaranty Agreement (the “Wind Down DIP Agreement”) with Hayman Capital Master Fund, L.P. (the “Wind Down DIP Lender”), to fund the Debtors’ operations during the period following the closing of the Hercules Transaction through confirmation of a Chapter 11 plan of reorganization in the Bankruptcy Case. An interim order approving the Wind Down DIP Agreement was entered by the Bankruptcy Court on April 25, 2011. In October 2011, the Wind Down DIP Lender received 5,313,923 shares of Hercules stock in full satisfaction of the Company’s obligations under the Wind Down DIP Agreement

Hercules Transaction

On February 11, 2011, the Debtors entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Hercules Offshore, Inc., a public company that provides offshore contract drilling, liftboat, and inland barge services (“Hercules”), and SD Drilling LLC, its newly-formed acquisition subsidiary (collectively, the “Purchasers”) pursuant to which the Debtors sold to the Purchasers substantially all of their assets for aggregate consideration consisting of 22.3 million shares of common stock of Hercules and $25.0 million in cash (collectively, the “Hercules Transaction”), such consideration valued at approximately $100 million based upon the trading price of Hercules’ common stock of $3.36 per share as of January 27, 2011, plus the assumption of certain liabilities associated with the purchased assets. In addition, the consideration was subject to a net working capital adjustment.

The Hercules Transaction was conducted under the provisions of Section 363 of the Bankruptcy Code, approved by the Bankruptcy Court on April 5, 2011, and completed on April 27, 2011. As of the Hercules Transaction closing date of April 27, 2011, the stock and cash components of the transaction have an approximate value of $151.8 million based on Hercules closing stock price of $5.68 per share on the closing date. Substantially all of the cash proceeds from the sale were used to repay the DIP Credit Agreement and certain operating, professional and closing expenses incurred through April 27, 2011.

The Hercules stock is being held pursuant to an escrow agreement. A liquidating trustee is in charge of distributing the Hercules stock to holders of allowed claims and equity interests consistent with the terms of the Plan and the escrow agreement.

Pride Tax Support Agreement

On February 9, 2011, Pride sent to the Company a notice of default and request for cash collateralization (the “Notice”) pursuant to the Tax Support Agreement. Pursuant to the Tax Support Agreement that was entered into at the time of the Company’s spin-off from Pride, Pride agreed to provide a guarantee, indemnity or other credit support in favor of the issuer of any surety bonds or other collateral issued for the account of the Company or its subsidiaries in respect of certain Mexican tax assessments made prior to the date of the spin-off.

In connection with the Bankruptcy Proceedings, Pride filed 24 proofs of claims and an administrative claim asserting over $75 million against the Debtors, which amount included Pride’s claims under the Tax Support Agreement. On August 12, 2011, the Equity Committee, on behalf of the Debtors, filed a complaint objecting to and seeking disallowance of all of Pride’s proofs of claims. After the effective date, the liquidating trustee took over the litigation and the parties reached a settlement, which the Bankruptcy Court approved on December 22, 2011. The settlement allowed Pride’s commercial claims in the amount of $30.8 million, the letter of credit claims in the amount of $54.2 million and assigned the oversight and control of the Mexican tax assessments and litigation to Pride. Consistent with certain orders approving distributions, Pride’s commercial claims have been satisfied with Hercules shares. Pride has received partial satisfaction on account of its letter of credit claims and will continue to receive additional distributions of Hercules shares in accordance with the settlement.

Going Concern

The Company’s consolidated financial statements as of March 31, 2011 have been prepared assuming that the Company will continue as a going concern and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to comply with financial and other covenants contained in its debt agreements and successfully consummating a plan of reorganization, among other things. As a result of the Chapter 11 Proceedings, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as Debtors-in-Possession under Chapter 11, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business, for amounts other than those reflected in the accompanying Consolidated Financial Statements. The accompanying Consolidated Financial Statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Chapter 11 Proceedings.

Due to the events that have occurred during the three months ended, and subsequent to, March 31, 2011 and significant uncertainties inherent in the bankruptcy process, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a reasonable period of time.

Seahawk Drilling, Inc.

Notes to Consolidated Financial Statements—(Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue as services are performed based upon contracted dayrates and the number of operating days during the period. We record all taxes imposed directly on revenue-producing transactions on a net basis. Mobilization fees received and costs incurred in connection with a customer contract to mobilize a rig from one geographic area to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees received for capital improvements to rigs are deferred and recognized on a straight-line basis over the period of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets.

Cash and Cash Equivalents

We consider all highly liquid investments having maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value of Financial Instruments

Our financial instruments recognized in the balance sheet consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The estimated fair values of the financial instruments have been determined based on our assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a market transaction. The fair values of financial instruments generally approximate their book amounts due to the short-term maturity of these instruments at March 31, 2011 and December 31, 2010.

Property and Equipment

Property and equipment comprise a significant amount of our total assets. Property and equipment are carried at their original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset’s remaining useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations.

We depreciate property and equipment using the straight-line method based upon expected useful lives of each class of assets. The expected original useful lives of the assets for financial reporting purposes range from five to 25 years for rigs and rig equipment and three to 20 for other property and equipment. We evaluate our estimates of remaining useful lives and salvage value for our rigs when changes in market or economic conditions occur that may impact our estimates of the carrying value of these assets.

Stock-Based Compensation

We follow ASC Topic 718, Stock Compensation, to measure and record compensation expense for all stock-based payment awards made to employees and directors including restricted stock units and employee stock options. We expense the fair value of employee stock options and other equity-based compensation beginning on the grant date. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. Stock-based compensation expense recognized during the period is based on the fair value of the portion of the stock-based payment awards that is ultimately expected to vest during the period. As stock-based compensation expense recognized in the consolidated statement of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Forfeitures have been estimated on the grant date and will be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Foreign Currency Translation

We have designated the U.S. dollar as the functional currency for our international operations because we contract with customers, purchase equipment and finance capital using or by indexing to the U.S. dollar. In accordance with ASC Topic 830, Foreign Currency Matters, when the U.S. dollar is designated as the functional currency, certain assets and liabilities of international operations are translated at historical exchange rates, revenues and expenses in these countries are translated at the average rate of exchange for the period, and all translation gains or losses are reflected in the period’s results of operations.

Income Taxes

Our tax provision is based on expected taxable income, statutory rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws. Currently payable income tax expense represents either nonresident withholding taxes or the liabilities expected to be reflected on our income tax returns for the current year while the net deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities as reported on the balance sheet.

We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the

Seahawk Drilling, Inc.

Notes to Consolidated Financial Statements—(Continued)

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES (continued)

financial statements. Deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled. Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future. While we have considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowances, changes in these estimates and assumptions, as well as changes in tax laws could require us to adjust the valuation allowances for our deferred tax assets. These adjustments to the valuation allowance would impact our income tax provision in the period in which such adjustments are identified and recorded.

Earnings per Share

Basic earnings per share from continuing operations is computed based on the weighted average number of shares of common stock outstanding during the applicable period. Diluted earnings per share from continuing operations is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, and restricted stock units were converted into common stock, net of income taxes.

Accounting Pronouncement

In December 2010, the FASB has issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. ASC Topic 805, Business Combinations, requires a public entity involved in a merger or acquisition to disclose pro forma information of the combined entity for business combinations that occur in the current reporting period. This update clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in ASC Topic 805 when comparative financial statements are presented. The update requires the pro forma information for business combinations to be presented as if the business combination occurred at the beginning of the prior annual reporting period when calculating both the current reporting period and the prior reporting period pro forma financial information. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the update as of January 1, 2011, which updates did not have a material effect on our consolidated financial position, results of operations or cash flows.

NOTE 3. SECURED REVOLVING CREDIT FACILITY

On August 4, 2009, we entered into a revolving credit facility (as amended, the “Revolving Credit Facility”) with a group of lenders (the “Lenders”) that matures September 30, 2011. The Revolving Credit Facility has an initial facility amount of up to $36.0 million (the “Commitment”), subject to availability and a borrowing base calculation, as defined in the Revolving Credit Facility. Up to 75% of the aggregate amount of the Commitment, or $27.0 million, is available to issue letters of credit denominated in U.S. dollars or Mexican Pesos, and up to $36.0 million of the Commitment is available for Company borrowings. Loans made under the Revolving Credit Facility may be used solely to fund rig reactivation capital expenditures and related working capital. In addition, letters of credit issued under the Revolving Credit Facility may be used by Seahawk for general corporate purposes, including the backstop of surety bonds. Letters of credit issued to backstop surety bonds related to the Mexico tax assessments are limited to 20% of the total Commitment amount. The Revolving Credit Facility was secured by 15 of our rigs and substantially all of our other assets, including our accounts receivables, spare parts and certain cash and cash equivalents. The Revolving Credit Facility generally requires that proceeds from the sale of any rig collateralized thereunder be used to prepay borrowings outstanding under the Revolving Credit Facility or cash collateralize outstanding letters of credit issued thereunder unless we provide replacement collateral of equivalent value or otherwise reinvest such sale proceeds in a manner permitted under the Revolving Credit Facility.

Interest on the Revolving Credit Facility is calculated based on outstanding loans and letters of credit as well as commitment fees for any unused portion of the borrowing base. Amounts drawn on the Revolving Credit Facility bear interest at variable rates based on applicable LIBOR plus a 4.5% margin or the adjusted base rate, plus margin, as defined in the Revolving Credit Agreement. Seahawk pays a per annum letter of credit fee equal to the applicable LIBOR margin. Commitment fees for the unused portion of the Revolving Credit Facility are 150 basis points per annum on the average daily unused portion of the borrowing base.

The Revolving Credit Facility contained a number of covenants restricting, among other things, investments, payment of dividends, indebtedness, liens, guarantee obligations, mergers, consolidations, liquidations and dissolutions, sales of assets, leases, dividends and other payments and distributions in respect of capital stock and subordinated debt, capital expenditures, investments, loans and advances, transactions with affiliates, sale and leasebacks, changes in fiscal year, negative pledge clauses, changes in lines of business and speculative hedging. The Revolving Credit Facility also required us to maintain certain minimum ratios with respect to our financial condition, including current assets to current liabilities, liquidation value of the collateralized rigs, tangible net worth and adjusted earnings before interest, taxes, depreciation and amortization to fixed charges. All borrowings under the credit facility are recorded as short-term debt. On February 15, 2011, all amounts outstanding and fees due under the Revolving Credit Facility were paid and the Revolving Credit Facility was terminated.

NOTE 4. STOCKHOLDERS’ EQUITY

Our authorized capital stock consists of (a) 75 million shares of common stock, par value $0.01 per share, and (b) 10 million shares of preferred stock, par value $0.01 per share. Under the terms of our tax sharing agreement with Pride, we are subject to certain limitations regarding the issuance of common stock until August 24, 2011. As of March 31, 2011, there were 12.0 million shares of our common stock outstanding and there were no outstanding shares of our preferred stock.

Seahawk Drilling, Inc.

Notes to Consolidated Financial Statements—(Continued)

NOTE 4. STOCKHOLDERS’ EQUITY (continued)

Common Stock

Our shares of common stock were listed on the NASDAQ Global Select Market under the symbol “HAWK.” As a result of the Company’s Chapter 11 Proceedings and related sale of substantially all of the Company’s assets, the Company’s common stock was delisted from The NASDAQ Stock Market, effective April 1, 2011.

Preferred Stock

Our Board of Directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. Our Board of Directors may determine the designation and other terms of each series, including, among others, dividend rights, voting powers, preemptive rights, conversion rights, redemption rights, and liquidation preferences.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Pride’s Foreign Corrupt Practices Act Investigation

The Audit Committee of Pride’s Board of Directors, through independent outside counsel, has undertaken an investigation of potential violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) in several of Pride’s international operations. With respect to the Mexico operations included in these consolidated financial statements, this investigation has found evidence suggesting that payments, which may violate the FCPA, were made to government officials in Mexico aggregating less than $150,000. The evidence to date regarding these payments suggests that payments were made beginning in 2002 through early 2006 (a) to one or more government officials in Mexico in connection with the clearing of a jackup rig and equipment through customs, the movement of personnel through immigration or the acceptance of a jackup rig under a drilling contract; and (b) with respect to the potentially improper entertainment of government officials in Mexico. Pride has voluntarily disclosed information found in the investigation to the Department of Justice (“DOJ”) and the SEC. Pride has reached agreements with the DOJ and the SEC to settle these matters. Neither of the contemplated settlements with the DOJ and SEC include the appointment of a compliance monitor. However, we were not a party to nor were we involved in any of the discussions with the DOJ or the SEC.

Litigation

We are routinely involved in litigation, claims and disputes incidental to our business, which at times involve claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have a material adverse effect on our financial position, results of operations or cash flows. However, a substantial settlement payment or judgment in excess of our recorded accruals could have a material adverse effect on our financial position, results of operations or cash flows.

NOTE 6. SUBSEQUENT EVENTS

•	The Court approved the Company’s Plan on September 28, 2011, and its terms went effective on October 4, 2011 (See Note 1).

•

On April 27, 2011, the remaining outstanding principal, interest and exit fees were paid under the DIP Credit Agreement from the proceeds of the Hercules Transaction and the DIP Credit Agreement was terminated (See Note 1).

•

On April 27, 2011, the Debtors entered into a Wind Down DIP Agreement to fund the Debtors’ operations during the period following the closing of the Hercules Transaction through confirmation of a Chapter 11 plan of reorganization in the Bankruptcy Case (See Note 1). The obligations outstanding under the Wind Done DIP were satisfied in October 2011.

•

On April 27, 2011, the Debtors sold to the Purchasers substantially all of their assets for aggregate consideration consisting of 22.3 million shares of common stock of Hercules and $25.0 million in cash (See Note 1).

•

On December 22, 2011, the Bankruptcy Court approved a settlement between the Company and Pride relating to Pride’s proof of claims filed in the Bankruptcy Case, which included claims under the Tax Support Agreement (See Note 1).

•

As a result of the Company’s Chapter 11 Proceedings and related sale of substantially all of the Company’s assets, the Company’s common stock was delisted from The NASDAQ Stock Market, effective April 1, 2011 (See Note 4).